UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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BETTER HOME & FINANCE HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)

VISHAL GARG 1/0 REAL ESTATE, LLC 1/0 HOLDCO, LLC THE 718 4EVER TRUST I
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Vishal Garg (“Mr. Garg”), together with the other participants named herein (collectively, the “Garg Group”), has filed a definitive consent statement and an accompanying GREEN consent card with the Securities and Exchange Commission to be used to solicit written consents with respect to, among other things, the removal of five (5) directors on the board of directors of Better Home & Finance Holding Company, a Delaware corporation.

Item 1: On October 2, 2026, the Garg Group issued the following press release:

Independent Inspector Provides Preliminary Report Substantiating that Garg Group Has Over 52% of the Votes Required to Forcibly Remove Daniel Lewis, Harit Talwar and Three Other Directors from Better Board

Independent Inspector First Coast Results, Hired by Board of Better, Has Preliminarily Confirmed Results Ending Daniel Lewis’ Reign of Error Over BETR Shareholders, Employees and Customers

Garg and CFO Advani Successfully Reversed Daniel Lewis’s Attempt, with Complicity of One Board member, to Pay Himself $750,000

NEW YORK — October 2, 2026 — First Coast Results Inc., an independent election inspector hired by the Company to verify election results, confirmed yesterday that it had provided preliminary verification that the votes obtained by the Garg Group to remove five incumbent directors from the Board of Directors (the “Board”) of Better Home & Finance Corporation ("Better" or the "Company") (Nasdaq: BETR) exceeded 52%. The inspector’s preliminary vote count is subject to review by the Company. The Garg Group is confident that the inspector will promptly confirm his preliminary tally and certify the consent solicitation results. The Garg Group urges Daniel Lewis and the removed directors to finally accept their fate and stop playing games and costing the Company and shareholders more time and money.

“The independent election inspector hired by the Board has confirmed the voice of shareholders of BETR. We are eager to put this entire episode behind us and move forward with Better 2.0,” said Vishal Garg, Founder of BETR.

The Garg Group is working with the Board to effectuate an orderly handover and, based on a Board call this morning at 8:30 am, expects the five directors to accept their fate and effectuate their removal today.

Mr. Garg continued, “It will be great if the Directors, especially Daniel Lewis, don’t attempt to hang on. With the heroism and support of the Company’s CFO, we have already blocked Lewis’s attempt to, with the complicity of one of the Board members, forcibly pay himself $750,000. We call on the remaining Board members to accept the election results and move on and end this chapter of Better’s history, for the sake of all shareholders.”

For further info: info@onezerocapital.com

Item 2: Also on October 2, 2026, the Garg Group posted materials to social media, copies of which are attached hereto as Exhibit 1 and incorporated herein by reference.